NEWS RELEASE
For Immediate Release

EMERITUS TO ACQUIRE REHAB THERAPY SERVICES GROUP

SEATTLE, WA, October 25, 2010 -- Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced that it has entered into an agreement to purchase the Weston Group, Inc. and related entities (the “Weston Group”), which provide rehabilitation services and medical equipment products to the senior living industry.

Mr. Granger Cobb, President and Co-CEO of Emeritus, stated, “This is a particularly meaningful opportunity for Emeritus to expand our services into the complementary rehab therapy business.  We have the tremendous potential to expand this new line of business throughout all of the Emeritus communities, as well as through external growth.”

The Company will acquire the Weston Group for a purchase price of $18.0 million.

The Weston Group’s annual revenues approximate $37.0 million; Emeritus accounts for approximately a third of these revenues, which represents service in approximately 50 communities.  Mr. Cobb further stated, “Similar to the experience of other senior living providers, the addition of these rehab therapy services will provide significant top and bottom line growth as they are rolled out throughout the country.”

Mr. Randy Weston, the principal of the Weston Group, will serve as President of the new entity.

This purchase agreement is contingent upon several customary closing conditions and is expected to be completed in early 2011.

ABOUT THE COMPANY
Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 452 communities in 43 states representing capacity for approximately 39,200 units and approximately 45,600 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and you may visit us online at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as our ability to successfully complete this transaction and to incorporate the new services into our existing infrastructure.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and any subsequent Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to update the information provided herein.

Contact: Investor Relations
(206) 298-2909

Media Contact:
Liz Brady                                    Sari Martin
Liz.brady@icrinc.com                       Sari.martin@icrinc.com
646-277-1226                                       203-682-8345